Intel Corporation
2200 Mission College Blvd.
Santa Clara, CA 95054-1549
News Release
Intel Appoints Lip-Bu Tan as Chief Executive Officer
Tan to join Intel board of directors.
SANTA CLARA, Calif., March 12, 2025 – Intel Corporation (Nasdaq: INTC) today announced that its board of directors has appointed Lip-Bu Tan, an accomplished technology leader with deep semiconductor industry experience, as chief executive officer, effective March 18. He succeeds Interim Co-CEOs David Zinsner and Michelle (MJ) Johnston Holthaus. Tan will also rejoin the Intel board of directors after stepping down from the board in August 2024.
Zinsner will remain executive vice president and chief financial officer, and Johnston Holthaus will remain CEO of Intel Products. Frank D. Yeary, who took on the role of interim executive chair of the board during the search for a new CEO, will revert to being the independent chair of the board upon Tan becoming CEO.
“Lip-Bu is an exceptional leader whose technology industry expertise, deep relationships across the product and foundry ecosystems, and proven track record of creating shareholder value is exactly what Intel needs in its next CEO,” Yeary said. “Throughout his long and distinguished career, he has earned a reputation as an innovator who puts customers at the heart of everything he does, delivers differentiated solutions to win in the market and builds high-performance cultures to achieve success.
“Like many across the industry, I have worked closely with Lip-Bu in the past and have seen firsthand how his relentless attention to customers drives innovation and success,” Yeary continued. “We are delighted to have Lip-Bu as our CEO as we work to accelerate our turnaround and capitalize on the significant growth opportunities ahead.”
On his appointment, Tan said, “I am honored to join Intel as CEO. I have tremendous respect and admiration for this iconic company, and I see significant opportunities to remake our business in ways that serve our customers better and create value for our shareholders.
“Intel has a powerful and differentiated computing platform, a vast customer installed base and a robust manufacturing footprint that is getting stronger by the day as we rebuild our process technology roadmap,” Tan continued. “I am eager to join the company and build upon the work the entire Intel team has been doing to position our business for the future.”
Yeary added, “On behalf of the board, I would like to thank Dave and Michelle for their steadfast leadership as interim co-CEOs. Their discipline and focus have been a source of stability as we continue the work needed to deliver better execution, rebuild product leadership, advance our foundry strategy and begin to regain investor confidence.”
Tan is a longtime technology investor and widely respected executive with more than 20 years of semiconductor and software experiences as well as deep relationships across Intel’s ecosystem. He formerly served as CEO of Cadence Design Systems from 2009 to 2021, where he led a reinvention of the company and drove a cultural transformation centered on customer-centric innovation. During his time as CEO, Cadence more than doubled its revenue, expanded operating margins and delivered a stock price appreciation of more than 3,200%.
Tan served as a member of the Cadence board of directors for 19 years, from his appointment in 2004 through his service as executive chairman from 2021 to 2023 following his tenure as CEO.
He is also a founding managing partner of Walden Catalyst Ventures and chairman of Walden International. He has significant public company board experience, currently serving on the boards of Credo Technology Group and Schneider Electric.
Tan holds a Bachelor of Science in physics from Nanyang Technological University in Singapore, a Master of Science in nuclear engineering from the Massachusetts Institute of Technology and an MBA from the University of San Francisco. In 2022, he received the Robert N. Noyce Award, the Semiconductor Industry Association’s highest honor.
About Intel
Intel (Nasdaq: INTC) is an industry leader, creating world-changing technology that enables global progress and enriches lives. Inspired by Moore’s Law, we continuously work to advance the design and manufacturing of semiconductors to help address our customers’ greatest challenges. By embedding intelligence in the cloud, network, edge and every kind of computing device, we unleash the potential of data to transform business and society for the better. To learn more about Intel’s innovations, go to newsroom.intel.com and intel.com.
Forward-Looking Statements
This press release includes forward-looking statements, including with respect to our expectations and the potential implications of Mr. Tan joining Intel, the strength of Intel’s computing footprint, installed customer base and manufacturing footprint, the progress in rebuilding Intel’s process technology roadmap, and opportunities for the business and future shareholder value. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including the risks and uncertainties described in Intel’s 2024 Form 10-K and other filings with the SEC. All information in this statement reflects management's intentions and expectations as of the date of this statement, unless an earlier date is specified. We do not undertake, and expressly disclaim any duty, to update such statements, whether as a result of new information, new developments, or otherwise, except to the extent that disclosure may be required by law.
Contact
Joseph Green
Investor Relations
1-480-552-2509
joseph.e.green@intel.com
Sophie Won Metzger
Media Relations
1-408-653-0475
sophie.metzger@intel.com